Exhibit 99.1

Contact:	David J. Coles
(310) 952-1579

FOR IMMEDIATE RELEASE

LEINER HEALTH PRODUCTS APPOINTS

ROBERT REYNOLDS AS CHIEF FINANCIAL OFFICER

CARSON, CA – January 28, 2002– Leiner Health Products today announced the appointment of Robert Reynolds as Chief Financial Officer effective immediately.

Mr. Reynolds served as Chief Financial Officer and Chief Operating Officer of Weider Nutrition International from 1990 to 1999, where he consolidated the company’s manufacturing facilities and transitioned the business from a limited niche market sports nutrition business to a diversified mass market vitamin enterprise.  He most recently held a position with Luxul Corporation, which he co-founded and served as Chief Executive Officer.  Mr. Reynolds is a CPA, and earned masters and bachelors degrees in accounting from Utah State University.

Robert Kaminski, Chief Executive Officer, said, “Rob’s appointment is an important step in Leiner’s restructuring process and is part of our effort to recruit strong new leadership in the company.  His experience in the nutritional products industry and his proven financial and operational skills are uniquely suited for Leiner’s business.”

Robert Reynolds, Executive Vice President & Chief Financial Officer, said, “I am excited by the opportunity to join Leiner as it implements and completes its financial restructuring, and I am looking forward to working with the Leiner team as we continue to build on the Company’s market leadership.”

Leiner Health Products Inc., headquartered in Carson, California, is one of America’s leading vitamin, mineral, nutritional supplement and OTC pharmaceutical manufacturers.  The company markets products under several brand names, including Natures OriginTM, YourLife® and Pharmacist Formula®.  For more information about Leiner Health Products, visit www.leiner.com.

Forward-Looking Statement

Certain of the statements contained in this press release (other than statements of historical fact) are forward-looking statements, including statements regarding, without limitation, the Company’s restructuring initiative, the Company’s relationship with its lenders, trends in the Company’s business, and the Company’s future liquidity requirements and capital resources.

Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.  All forward-looking statements involve known and unknown risks and uncertainties (some of which are beyond the control of the Company). The important factors described elsewhere in this press release and in the company’s Form 10-K for the fiscal year ended March 31, 2001 on file with the Securities and Exchange Commission, could affect the Company’s actual results and could cause such results to differ materially from estimates or expectations reflected in such forward-looking statements.  In light of the factors, there can be no assurance that events anticipated by the forward-looking statements contained in this press release will in fact transpire.  The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events.

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